Exhibit 99.1

Alnylam Pharmaceuticals Reports Fourth Quarter and 2007 Financial Results

- Completed 2007 with $455.6 Million in Cash and Achieved Over $50 Million in Revenues -

- Advanced ALN-RSV01 Program through Phase II Development with Positive Results -

- Forged Major Alliance with Roche and Formed Regulus Therapeutics Joint Venture -

- Continued Scientific Leadership and Consolidation of Leading Intellectual Property -

CAMBRIDGE, Mass.--(BUSINESS WIRE)--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the fourth quarter and year ended December 31, 2007 and company highlights.

“Overall, 2007 was a game changing year for Alnylam -- one in which we achieved major scientific, pipeline, and business milestones which together advance our mission of building a leading biopharmaceutical company founded on RNAi,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “Based on these accomplishments, we are more confident than ever in the broad potential of the RNAi opportunity and in our leadership in realizing the technology’s promise. To set the stage for the future, we have recently launched our ‘RNAi 2010’ plan as a new initiative focused on achieving important milestones by the end of 2010.”

“A major event for the year was the advancement of our lead program ALN-RSV01, an RNAi therapeutic for the treatment of RSV infection, into Phase II trials and the recent achievement of positive results with statistically significant anti-viral activity. We look forward to presenting the detailed results of the GEMINI study later this month at a clinical meeting,” stated Barry Greene, President and Chief Operating Officer of Alnylam. “In addition, we are very pleased with our continued leadership in the advancement of delivery solutions for RNAi therapeutics and efforts on miRNA therapeutics, as measured by our scientific publications and presentations at scientific meetings. These efforts pave the way for the advancement of RNAi therapeutics with both direct and systemic delivery.”

Cash, Cash Equivalents, and Marketable Securities

At December 31, 2007, Alnylam had cash, cash equivalents, and marketable securities of $455.6 million, compared to $468.4 million at September 30, 2007 and $217.3 million at December 31, 2006. The significant increase in cash from December 31, 2006 was primarily due to $331.0 million of gross proceeds received from the alliance with Roche that closed in August 2007.

Net Income (Loss)

Net income for the fourth quarter of 2007 was $1.7 million, or $0.04 per share on both a basic and diluted basis, as compared to a net loss of ($8.4) million, or ($0.26) per share, for the same period in the previous year. Net income for the fourth quarter of 2007 was primarily a result of strong GAAP revenues, primarily from the Roche alliance and the associated increase in interest income during the quarter as a result of the net proceeds received from the Roche alliance. Expenses for the fourth quarter of 2007 included $2.6 million of non-cash stock-based compensation charges or $0.06 per share on both a basic and diluted basis, compared to $2.6 million or $0.08 per share for the same period in the previous year.

For the year ended December 31, 2007, the net loss was ($85.5) million, or ($2.21) per share, as compared to a net loss of ($34.6) million, or ($1.09) per share, for the prior year. Expenses for the full year 2007 included $14.5 million or $0.37 per share of non-cash stock-based compensation charges, $27.5 million or $0.71 per share of license fees due to licensors incurred as a result of the Roche alliance, and $5.2 million or $0.14 per share of income tax expenses incurred as a result of the sale of the company’s German operations to Roche compared to $8.3 million or $0.26 per share of non-cash stock-based compensation charges for the prior year. The increase in the net loss for 2007 as compared to 2006 is primarily a result of unique transaction-related costs and income tax expenses incurred as a result of the company’s alliance with Roche as well as an increase in stock-based compensation expenses, in addition to the continued investment in the company’s respiratory syncytial virus (RSV) program and pre-clinical pipeline.

Revenues

Revenues in the fourth quarter of 2007 were $18.2 million, as compared to $7.0 million for the same period last year. Revenues for the fourth quarter of 2007 included $11.2 million of net collaboration revenues related to the company’s alliance with Roche and $7.0 million of revenues from Novartis, the National Institutes of Health (NIH), the Department of Defense (DOD), Biogen Idec, InterfeRx™, research reagent and services licensees, and other sources. Revenues for the full year ended December 31, 2007 were $50.9 million as compared to $26.9 million for the prior year. Revenues for the year ended December 31, 2007 included $17.6 million of net collaboration revenues related to the company’s alliance with Roche, $14.7 million of revenues related to the company’s collaborations with Novartis, and $18.6 million of revenues from Biogen Idec, the NIH, the DOD, InterfeRx, research reagent and services licensees, and other sources.

Research and Development Expenses

Research and development (R&D) expenses were $15.6 million in the fourth quarter of 2007, including $1.7 million of non-cash stock-based compensation, as compared to $12.3 million for the same period last year, which included $1.7 million of non-cash stock-based compensation. The increase in R&D expenses in the fourth quarter of 2007 as compared to the prior year period was primarily due to higher external costs in support of the company’s clinical program for RSV infection, as well as the company’s pre-clinical programs for the treatment of hypercholesterolemia and liver cancer. In addition, contributing to the increase were expenses associated with the company’s delivery-related collaborations. R&D expenses were $120.7 million for the year ended December 31, 2007 which included $9.4 million of non-cash stock-based compensation as compared to $49.8 million for the prior year, which included $5.0 million of non-cash stock-based compensation. R&D expenses for the year ended December 31, 2007 increased significantly as compared to the prior year primarily due to $27.5 million of license fees payable to the company’s licensors, primarily Isis, as a result of the company’s alliance with Roche. The increase in R&D expenses was also due to higher external service costs in support of the company’s clinical program for RSV infection as well as the company’s pre-clinical programs for the treatment of hypercholesterolemia and liver cancer. Also contributing to the increase were expenses associated with the company’s delivery-related collaborations. The increase in non-cash stock-based compensation charges in 2007 was primarily related to charges incurred in connection with the sale of the company’s German operations to Roche.

General and Administrative Expenses

General and administrative (G&A) expenses were $5.5 million in the fourth quarter of 2007, which included $0.9 million of non-cash stock-based compensation, as compared to $4.6 million for the same period in 2006, which included $0.9 million of non-cash stock-based compensation. The increase in G&A expenses for the fourth quarter of 2007 was due primarily to higher professional service fees associated with increased business development and intellectual property (IP) activities. G&A expenses were $23.4 million for the year ended December 31, 2007, including $5.1 million of non-cash stock-based compensation, as compared to $16.6 million for the prior year, which included $3.3 million of non-cash stock-based compensation. The increase in G&A expenses for the year ended December 31, 2007 was due primarily to higher professional service fees as a result of increased business activities, including the company’s alliance with Roche, the Regulus Therapeutics joint venture with Isis, and higher costs related to an increase in G&A headcount. The increase in non-cash stock-based compensation charges for the year ended December 31, 2007 was primarily related to charges incurred in connection with the sale of the company’s German operations to Roche.

Regulus Therapeutics; Joint Venture with Isis Pharmaceuticals

During the third quarter of 2007, the company made a $10.0 million investment in Regulus Therapeutics, a joint venture with Isis for the discovery, development, and commercialization of miRNA therapeutics. The company is funding the first $10.0 million of the net spend of Regulus Therapeutics and has capitalized its investment in Regulus Therapeutics on its balance sheet. In its income statement, the company incurred a $0.9 million and $1.1 million equity loss in joint venture related to the company’s share of the net losses incurred by Regulus Therapeutics in the fourth quarter of 2007 and the year ended December 31, 2007, respectively.

Income Tax Expense

Primarily as a result of the company’s sale of its German operations to Roche in August 2007 for $15.0 million, the company recorded income tax expenses of $0.1 million and $5.2 million in the fourth quarter of 2007 and in the year ended December 31, 2007, respectively. The company expects to pay approximately $3.0 million of this amount in early 2008 to the German tax authorities.

2008 Financial Guidance

Alnylam expects that its cash, cash equivalents and marketable securities balance will be greater than $390.0 million at December 31, 2008.

“From a financial perspective, 2007 was a notable year for Alnylam as we realized the benefit of our collaborations in our significant cash position and strong revenue base. In turn, our expenses remained focused on investments in scientific and pipeline advancement,” stated Patricia Allen, Vice President, Finance and Treasurer at Alnylam. “While we achieved a modest net income in the fourth quarter of 2007, we do not view this as a consistent trend due to increased investments in our technology and our growing clinical and pre-clinical pipeline of RNAi therapeutics.”

2007 and Recent Corporate Highlights

Product Pipeline and Scientific Leadership Highlights

  Advanced Development of ALN-RSV01 for RSV Infection. Top-line data from the GEMINI study showed that ALN-RSV01 demonstrated statistically significant anti-viral activity and was safe and well tolerated. The full data set from this trial will be presented at the International Symposium of Respiratory Viruses, to be held February 28 – March 2, 2008 in Singapore. Other highlights include the completion of a Phase I study of ALN-RSV01 administered via inhalation. Based on these encouraging clinical study results, the company expects to initiate a Phase II study of ALN-RSV01 in naturally infected adult patients in the first half of 2008.
  Announced Two New Development Programs. These new programs included ALN-HTT targeting the huntingtin gene for the treatment of Huntington’s disease, in a partnership with Medtronic, Inc., and ALN-VSP, a systemically delivered RNAi therapeutic for the treatment of liver cancers and potentially other solid tumors.
  Advanced Pre-Clinical Programs as Reported at Scientific Meetings. Non-human primate data for the company’s ALN-PCS program demonstrated efficient silencing of PCSK9 and rapid and durable reductions in LDL (“bad”) cholesterol levels by approximately 50 percent. During the fourth quarter, additional data from the company’s pre-clinical programs were presented at a number of peer-reviewed meetings, including:
-- Drugs Affecting Lipid Metabolism, October 2007;
-- Oligonucleotide Therapeutics Society, October 2007;
-- American Association for Cancer Research (AACR), October 2007;
-- Society for Neuroscience, November 2007; and
-- Drug Delivery to the Lungs, December 2007.
  Advanced Platform for Systemic Delivery of RNAi Therapeutics. Alnylam continued to advance its efforts to develop systemic delivery of RNAi therapeutics through both internal development and collaborations with third parties. Alnylam obtained a worldwide exclusive license to Tekmira’s liposomal delivery formulation technology for the discovery, development, and commercialization of lipid-based nanoparticle formulations for delivery of RNAi therapeutics. Alnylam also signed an agreement with the MIT Center for Cancer Research to sponsor an exclusive five-year research program focused on the delivery of RNAi therapeutics.
  Continued Scientific Leadership. Throughout 2007, Alnylam continued to demonstrate its scientific leadership in the field of RNAi therapeutics as measured by the publication of eight papers in some of the world’s top journals, including Nature, Nature Biotechnology, PNAS, and Cell. During the fourth quarter, the following papers were published:
-- "Therapeutic silencing of mutant huntingtin with siRNA attenuates striatal and cortical neuropathology and behavioral deficits" DiFiglia et al. PNAS 104: 17204-09 (2007);

-- "Mouse cytomegalovirus microRNAs dominate the cellular small RNAs profile during lytic infection and show features of post-transcriptional regulation" Doelken et al. Journal of Virology 81: 13771-82 (2007);

-- "A viral microRNA functions as an orthologue of cellular miR-155" Gottwein et al. Nature 450: 1096-9 (2007); and
-- "siRNA knock-down of mutant torsinA restores processing through secretory pathway in DYT1 dystonia cells" Hewett et al. Human Molecular Genetics Advance Access doi:10.1093/hmg/ddn032 (2008).

Business Execution Highlights

  Formed Major Alliance with Roche, Valued at Over $1 Billion. Alnylam formed an alliance with Roche, which is the largest drug discovery alliance in biotech history and the broadest industry collaboration on RNAi therapeutics to date. Through this alliance, Roche obtained a non-exclusive license to existing Alnylam fundamental, chemistry, and delivery intellectual property for RNAi therapeutics in certain defined fields and acquired Alnylam’s German operations. Alnylam received an aggregate of $331.0 million in upfront cash and equity investment, and may also receive significant milestones and royalties, and additional payments related to field expansion options, valuing the transaction at over $1 billion.
  Launched Regulus Therapeutics. Alnylam and Isis Pharmaceuticals created Regulus Therapeutics as a leading company for the discovery, development, and commercialization of miRNA therapeutics. Regulus combines the strengths and assets of Isis’ and Alnylam’s technologies, know-how, and intellectual property in the miRNA therapeutics field. In addition, Regulus was formed with a world-class Scientific Advisory Board chaired by Nobel laureate David Baltimore and includes key pioneers in the miRNA research field. Regulus appointed Kleanthis G. Xanthopoulos, Ph.D., as President and Chief Executive Officer.
  Advanced and Revised Medtronic Collaboration. Alnylam and Medtronic advanced and revised their 2005 collaboration agreement into a 50/50 co-development and profit-share relationship for the U.S. market. The collaboration is focused on developing a novel drug-device combination for the treatment of Huntington’s disease, with an RNAi therapeutic targeting the huntingtin gene that is delivered by an implantable infusion pump.
  Awarded $38.6 Million Contract from U.S. Government for Alnylam Biodefense Initiative. The 33-month grant from the United States Defense Threat Reduction Agency (DTRA) supports development of a broad spectrum RNAi anti-viral therapeutic for the treatment of viral hemorrhagic fever.
  Received Award from Michael J. Fox Foundation. Alnylam and collaborators received a new grant totaling $3.8 million for the development of RNAi therapeutics for the treatment of Parkinson’s disease. The four-year grant, which is part of the Foundation’s LEAPS (Linked Efforts to Accelerate Parkinson’s Solutions) initiative, was awarded to Alnylam, Mayo Clinic of Jacksonville, Florida, and the Parkinson’s Institute and Clinical Center of Sunnyvale, California.
  Terminated Merck Collaboration. Alnylam and Merck terminated their collaboration and Alnylam rescinded all grants of its intellectual property related to current and future Merck development programs, including the collaboration’s former co-development programs.
  Continued Leveraging of Intellectual Property. As part of the company’s collaboration with Tekmira, Tekmira received three InterfeRx license options, subject to Alnylam review and third-party obligations, to develop its own RNAi therapeutic products. In addition, Alnylam granted licenses for the research reagent and services market under the “Kreutzer-Limmer” patent family to Bio-Rad, Hayashi-Kasei and Gene Design. The company believes that over 75 percent of industrial sales of siRNAs for research purposes are now made under a license to Alnylam’s intellectual property.

Intellectual Property (IP) Leadership Highlights

Alnylam’s IP estate includes issued, allowed, or granted patents in many of the world’s major pharmaceutical markets, including the following, which have recently advanced through U.S. and EU patent offices.

  Tuschl II ’044 patent (EP 1407044). Granted in Europe in September 2007 and exclusively licensed to Alnylam from the Max Planck Society, which broadly covers compositions, methods, and uses of siRNAs.
  Kreutzer-Limmer I ’235 patent (DE 10066235). Granted in Germany in January 2008 and owned by Alnylam, which covers methods, uses, and medicaments of siRNAs, with a length between 15 and 49 nucleotides, expressed through a vector.
  Kreutzer-Limmer I ’167 patent (DE 10080167). Granted in Germany in October 2007 and owned by Alnylam, which covers pharmaceutical compositions and uses of siRNAs with a length between 15 and 49 nucleotides that target certain broad categories of mammalian genes.
  Woppmann et al. ’727 patent (UK 2417727). Granted in the U.K. in January 2008 and owned by Alnylam, which covers siRNA molecules of any length that contain “overhang” and “blunt end” design features, including siRNAs containing chemical modifications and certain novel motifs.
  Wheeler patent series (U.S. patent application 09/431,594). Allowed claims in the U.S. in February 2007 and licensed exclusively to Alnylam from Tekmira for the discovery, development, and commercialization of RNAi therapeutics, which covers nucleic acid-lipid compositions, including cationic liposomes, a family of specialized lipid molecules.
  Key Patents in the miRNA Field. The USPTO issued claims (U.S. 7,232,806) for the “Tuschl III” patent series for miRNA therapeutics, licensed exclusively to Regulus Therapeutics on a worldwide basis through an agreement with Max-Planck-Innovation GmbH, the licensing agent for the Max Planck Society. In addition, the USPTO allowed claims in the “Sarnow” patent (U.S. patent application 11/122,328) which cover methods for targeting a specific miRNA to inhibit Hepatitis C virus (HCV) replication.

Organizational Highlights

  Continued to Expand the Management Team with Key Additions. In 2007, Alnylam announced the appointments of Eric Raichle to Vice President of Human Resources, Jason Rhodes to Vice President of Business Development, Philip Chase to Vice President of Legal, Donna Ward to Vice President of Intellectual Property, and Stuart Pollard to Vice President of Scientific and Business Strategy. In December 2007, Alnylam also announced the promotion of Barry Greene to President, in addition to his existing role as Chief Operating Officer.
  Developed the Board of Directors. Alnylam elected Victor Dzau, M.D. to its Board of Directors.

Conference Call Information

Alnylam will host a conference call at 4:30 p.m. ET on February 7, 2008 to discuss these 2007 financial results and recent corporate developments. The call may be accessed by dialing 866-831-6234 (domestic) or 617-213-8854 (international) five minutes prior to the start time and providing the passcode 80945834.

A replay of the call will be available from approximately 6:30 p.m. ET on February 7, 2008 until February 14, 2008. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 72018193. A live audio webcast of the call will also be available on the “Investors” section of the company’s website, www.alnylam.com. An archived webcast will be available on the company’s website approximately two hours after the event and will be archived for 14 days thereafter.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. RNAi therapeutics target the cause of diseases by potently silencing specific messenger RNAs (mRNAs), thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About RNAi 2010

In January 2008, Alnylam established its “RNAi 2010” outlook for key scientific, clinical, and business initiatives as part of the company’s mission of building a leading biopharmaceutical company founded on RNAi. With RNAi 2010, Alnylam expects to significantly expand the scope of delivery solutions for RNAi therapeutics, have four or more programs in clinical development, and to form four or more new major business collaborations, all by the end of 2010.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is leading the translation of RNAi as a new class of innovative medicines with peer-reviewed research efforts published in the world’s top scientific journals including Nature, Nature Medicine, and Cell. The company is leveraging these capabilities to build a broad pipeline of RNAi therapeutics; its most advanced program is in Phase II human clinical trials for the treatment of respiratory syncytial virus (RSV) infection. In addition, the company is developing RNAi therapeutics for the treatment of a wide range of disease areas, including hypercholesterolemia, liver cancers, and Huntington’s disease. The company’s leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Medtronic, Novartis, Biogen Idec, and Roche. Alnylam is a joint owner of Regulus Therapeutics LLC, a joint venture focused on the discovery, development, and commercialization of miRNA therapeutics. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, visit www.alnylam.com.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, the need for novel RNAi therapeutics, Alnylam’s views with respect to the potential for RNAi therapeutics, including ALN-RSV01, and its expectations with respect to the timing and success of its clinical and pre-clinical trials, the timing of regulatory filings, its expectations regarding the development of efficient delivery of RNAi therapeutics, the formation of new alliances, and its cash position at the end of 2008, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: Alnylam’s approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; obtaining, maintaining and protecting intellectual property; Alnylam’s ability to enforce its patents against infringers and to defend its patent portfolio against challenges from third parties; Alnylam’s ability to obtain additional funding to support its business activities; Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products; obtaining regulatory approval for products; competition from others using technology similar to Alnylam’s and others developing products for similar uses; Alnylam’s dependence on collaborators; and Alnylam’s short operating history; as well as those risks more fully discussed in the “Risk Factors” section of its most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam does not assume any obligation to update any forward-looking statements.

ALNYLAM PHARMACEUTICALS, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Net revenues from research collaborators	$18,232	$ 6,981	$50,897	$ 26,930

Operating expenses:
Research and development (1)	15,627	12,343	120,686	49,798
General and administrative (1)	5,497	4,629	23,388	16,633
Total operating expenses	21,124	16,972	144,074	66,431
Loss from operations	(2,892)	(9,991)	(93,177)	(39,501)
Other income (expense):
Equity loss in joint venture (Regulus Therapeutics LLC)	(936)	--	(1,075)	--
Interest income	5,814	1,824	15,393	6,177
Interest expense	(250)	(296)	(1,083)	(1,029)
Other income (expense)	(14)	25	(279)	(255)
Total other income (expense)	4,614	1,553	12,956	4,893
Income (Loss) before income taxes	1,722	(8,438)	(80,221)	(34,608)
Provision for income taxes	(60)	--	(5,245)	--
Net income (loss)	$1,662	$ (8,438)	$ (85,466)	$ (34,608)

Net income (loss) per common share - basic	$0.04	$ (0.26)	$(2.21)	$ (1.09)
Net income (loss) per common share - diluted	$0.04	$ (0.26)	$(2.21)	$ (1.09)
Weighted average common shares - basic	40,710	33,048	38,657	31,890
Weighted average common shares - diluted	42,763	33,048	38,657	31,890

(1) Non-cash stock-based compensation expense included in these amounts are as follows:
Research and development	$1,676	$1,675	$9,363	$5,006
General and administrative	928	934	5,109	3,298
Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	December 31,	December 31,
	2007	2006
Cash, cash equivalents and marketable securities	$455,602	$217,260
Collaboration receivables	5,031	3,829
Prepaid expenses and other current assets	2,926	1,695
Property and equipment, net	13,810	12,173
Long-term restricted cash	6,152	2,313
Intangible and other assets	1,141	2,736
Investment in joint venture (Regulus Therapeutics LLC)	9,129	--
Total assets	$493,791	$240,006
Other current liabilities	$22,842	$11,781
Deferred revenue	263,316	17,930
Notes payable, net of current portion	2,963	5,919
Deferred rent	5,200	3,202
Other long-term liabilities	302	--
Total stockholders' equity (40.8 million and 37.1 million common shares outstanding at December 31, 2007 and December 31, 2006, respectively)	199,168	201,174
Total liabilities and stockholders' equity	$493,791	$240,006

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2006.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Director, Investor Relations and Corporate Communications
or
Patricia Allen, 617-551-8362
Vice President, Finance and Treasurer